Exhibit (c)(10)
CONFIDENTIAL Project Wrigley Presentation to the Special Committee of the Board Goldman, Sachs & Co. April 20, 2011

CONFIDENTIAL Disclaimer Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the Special Committee of the Board of Directors of Sheffield (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, mar ket and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

CONFIDENTIAL Table of Contents I. Transaction Overview II. Sheffield Market Update III. Illustrative Sheffield Financial Analysis Appendix A: Sheffield Management Financial Plan Appendix B: Sheffield Overview

CONFIDENTIAL I. Transaction Overview Transaction Overview 1

CONFIDENTIAL

Goldman Sachs

Transaction Overview

Summary of Key Transaction Terms

Transaction	■ Fullerton to purchase all shares not owned by Fullerton or its affiliates (approximately 17.5 million shares or 39% of shares outstanding) from the Sheffield public shareholders — Fullerton, through its subsidiaries, currently owns approximately 61% of the outstanding shares of Sheffield common stock (or approximately 27.5 million shares)
Offer Price	■ Offer price: $26.55 per share — Aggregate purchase price of approximately $477mm[1] — Premium to 29-Oct-2010 $19.25 undisturbed price: 37.9% — Premium to Fullerton's initial $22.00 offer: 20.7% — Key Multiples:
Form of Consideration	■ 100% cash — Fullerton to fund purchase price with internally available resources[3]
Structure / Form	■ Tender offer for all outstanding shares of common stock not owned by Fullerton, followed by a back-end merger ■ Fullerton granted a "Top-Up Option" to purchase at offer price a number of newly issued shares that, when added to the shares owned by Fullerton, shall equal one share more than 90% of Sheffield's shares outstanding
Conditions	■ At least a majority of the outstanding shares not owned by Fullerton shall have been tendered into the offer; not waivable ■ No governmental order enjoins or otherwise prohibits the consummation of the transaction

Key Multiples:

	31-Dec-10A	31-Mar-11E[2]
P / BV (ex. AOCI)	1.15 x	1.13 x
P / TBV (ex. AOCI)	1.32 x	1.30 x

Source: Company SEC fillings
[1] Aggregate purchase price reflects dilution of Fullerton ownership due to "in-the-money" Sheffield stock options.
[2] Source: 31-Mar-2011E book value per Sheffield management.
[3] Source: Fullerton press release dated 01-Nov-2010.

Transaction Overview 2

CONFIDENTIAL

Goldman Sachs

Transaction Overview

($ in millions, except per share values)

	Total	Per Share	Undisturbed Price	Initial Fullerton Offer	Transaction Price
Total Purchase Price Per Share			$ 19.25	$ 22.00	$ 26.55
Total Equity Value[1]			$ 869	$ 996	$ 1,205
Consideration to Minority Shareholders[1]			341	392	477
Premium to Current Price (19-Apr-2011)		$ 25.70	(25.1)%	(14.4)%	3.3 %
Premium to Initial Offer		22.00	(12.5)	0.0	20.7
Premium To Undisturbed Prices[2]:					
1-Day Prior to Announcement (29-Oct-2010)		$ 19.25	0.0 %	14.3 %	37.9 %
1-Day Prior to Announcement Adj. for S&P 500 Insurance Index Appreciation		20.31	(5.2)	8.3	30.7
30-Day Average Price		18.63	3.3	18.1	42.5
60-Day Average Price		17.95	7.3	22.6	47.9
90-Day Average Price		17.60	9.4	25.0	50.9
All Time High (20-Apr-2007)		23.18	(17.0)	(5.1)	14.5
52-Week High (26-Oct-2010)		19.51	(1.3)	12.8	36.1
52-Week Low (19-Nov-2009)		13.35	44.2	64.8	98.9
Implied Transaction Multiples[3]:					
Price / Earnings	**Total**	**Per Share**			
2011E Earnings - Management[4]	$ 83	$ 1.82	6.4 x	7.9 x	10.5 x
2011E Earnings - IBES[5]	103	2.30	8.4	9.7	11.7
Price / Shareholder Equity as of 31-Dec-2010A					
Shareholders' Equity (excl. AOCI)	$ 1,036	$ 23.16	0.83 x	0.95 x	1.15 x
Tangible Shareholders' Equity (excl. AOCI)	898	20.06	0.96	1.10	1.32
Price / Shareholder Equity as of 31-Mar-2011E[6]					
Shareholders' Equity (excl. AOCI)	$ 1,060	$ 23.56	0.82 x	0.93 x	1.13 x
Tangible Shareholders' Equity (excl. AOCI)	921	20.48	0.94	1.07	1.30

Source: Bloomberg and IBES. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee

[1] Total equity value based on Sheffield fully diluted shares assuming approximately 44.97mm basic shares outstanding and 0.97mm stock options outstanding at a weighted average exercise price of $15.50. Consideration to minority shareholders reflects dilution of Fullerton ownership due to "in-the-money" stock options. Consideration to minority shareholders at $22 / share differs from the $375mm purchase price per Fullerton press release on 29-Oct-2010 due to differences in fully diluted share count.

[2] All prices listed based on undisturbed period from 29-Oct-2009 to 29-Oct-2010. Adjustment for S&P 500 Insurance appreciation represents S&P 500 Insurance Index appreciation of 5.5% from 29-Oct-2010 to 19-Apr-2011.

[3] Implied price / earnings multiples are calculated on a fully diluted basis, assuming approximately 44.97mm basic shares outstanding and 0.97mm stock options outstanding at a weighted average exercise price of $15.50. Implied price / book multiples are calculated on a basic basis, consistent with Sheffield's company filings.

[4] Source: Projected earnings from Sheffield management, as adopted by Sheffield Special Committee. Sheffield management does not project any reserve development for the projection period. Multiples based on total fully diluted equity value, less 2010 year end excess capital provided by Sheffield management, divided by the total 2011E earnings provided by Sheffield management.

[5] Source: IBES; EPS estimate reflects market estimated favorable reserve development and does not include any release of capital.

[6] Source: Book value figures provided by Sheffield management. Book value figures do not reflect release of excess capital per Sheffield management plan, to be consistent with expected reported results.

Transaction Overview 3

CONFIDENTIAL II. Sheffield Market Update Sheffield Market Update 4

CONFIDENTIAL

Goldman Sachs

Sheffield Share Price Performance Since January 2000

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011 YTD
Share Price												
Average	$ 12.14	$ 13.86	$ 13.49	$ 9.28	$ 11.05	$ 13.89	$ 18.22	$ 19.75	$ 14.92	$ 15.73	$ 17.87	$ 24.90
High	14.88	15.65	16.40	11.07	13.93	15.40	22.29	23.18	20.50	19.69	23.90	25.83
Low	10.56	12.55	7.50	6.67	9.51	12.50	14.92	16.00	9.50	11.81	13.87	23.86
ADTV ('000s)												
Value	$ 753	$ 444	$ 577	$ 451	$ 291	$ 527	$ 1,159	$ 1,712	$ 1,617	$ 1,455	$ 1,554	$ 2,002
# of Shares	61	32	47	48	26	38	63	88	108	93	79	81


Transaction Price: $26.55
Fullerton Initial Offer: $22.00
$25.70
$30
$20
$10
$0
Closing Price (USD)
A
B
C
D
E
F
G
H
I
J
K
L
Jan-00
Nov-01
Oct-03
Aug-05
Jul-07
May-09
Apr-11
Daily from 01-Jan-2000 to 19-Apr-2011

A	Mar-2000	Received $13.00 offer from Fullerton	G	Jun-2006	Re-enters large commercial market
B	May-2000	Fullerton withdraws offer	H	Jan-2010	Enters reverse flow and Jumbo markets
C	Dec-2000	Began withdrawal from large commercial market	I	29-Oct-2010	Receives offer from Fullerton for $22.00 per share
D	Nov-2002	Announces suspension of quarterly dividend	J	04-Feb-2011	4Q 2010 earnings – BVPS up 15% over prior year
E	Jan-2004	Exits small / specialty contract segment	K	18-Mar-2011	Verbal indication from Fullerton for $25.20 per share
F	Nov-2004	Sale of Sheffield's 34% stake in De Montfort Ins. to HCC	L	15-Apr-2011	Receives offer from Fullerton for $26.55 per share

Source: Bloomberg, company press releases, data from Sheffield management

Sheffield Market Update 5

CONFIDENTIAL Indexed Stock Price Performance 3-Year Performance 1-Year Performance 180% 75.7% 160% 140% Sheffield Prior to Announcement [3]: 31.2% 120% Price 8.0% 1.9% 100% Indexed (2.2)% 80% 60% 40% 20% Apr-08 Oct-08 Apr-09 Oct-09 Apr-10 Oct-10 Apr-11 Daily from 18-Apr-2008 to 19-Apr-2011 Indexed Price 150% 44.2% 140% 130% 120% Sheffield Prior to 110% Announcement [3]: 8.0% 10.0% 7.7% 100% 2.2% 90% 80% Apr-10 Jun-10 Aug-10 Oct-10 Dec-10 Feb-11 Apr-11 Daily from 19-Apr-2010 to 19-Apr-2011 Sheffield Fullerton Insurers with Surety Platforms [1] Specialty Insurers [2] Source: Bloomberg [1] Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. [2] Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. [3] 3-year indexed stock price performance based on a period of 18-Apr-2008 to 29-Oct-2010. 1-year indexed stock price performance based on a period of 18-Apr-2010 to 29-Oct-2010. Sheffield Market Update 6

CONFIDENTIAL Sheffield Pricing Since Fullerton’s Offer Since October 29, 2010 (1-Day Prior to Announcement) Indexed Price 140% 130% 120% 110% 100% Since Performance (%) 1-Nov-2010[3] Sheffield 11.0% Fullerton 2.8 Insurers w ith Surety Platform [1] 5.6 Specialty Insurers [2] 8.9 S&P 500 10.8 S&P 500 Insurance 5.3 Sheffield Earnings Release and Special Committee Response to Fullerton Initial Offer 33.5% Fullerton Earnings Release 10.9% 9.0% 6.2% 5.5% 4.7% 90% 29-Oct-2010 26-Nov-2010 24-Dec-2010 21-Jan-2011 18-Feb-2011 18-Mar-2011 15-Apr-2011 Daily from 29-Oct-2010 to 19-Apr-2011 Sheffield Fullerton Insurers with Surety Platform [1] Specialty Insurers [2] S&P 500 S&P 500 Insurance Source: Bloomberg 1 Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. 2 Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, 3 Baldwin & Lyons, EMC. First trading day post announcement. Sheffield Market Update 7

CONFIDENTIAL Sheffield Shares Traded Analysis Since Announcement of Fullerton Offer 6,000 5,000 (000) 4,000 Volume 3,000 2,000 1,000 0 23.42 23.69 23.95 24.22 24.49 24.76 25.03 25.29 25.56 23.15 to to 23.41 Daily from 01-Nov-2010 to 19-Apr-2011 25.83 Weighted Average Price: 23.93 USD Total Shares Traded as Percent of Shares Outstanding: 33.55% Total Shares Traded as Percent of Public Float: 88.30% 1 Year (Undisturbed) 3,000 (000) 2,500 2,000 Volume 1,500 1,000 500 0 13.97 14.58 15.20 15.81 16.43 17.05 17.66 18.28 18.89 13.35 to to 13.96 Daily from 29-Oct-2009 to 29-Oct-2010 19.51 Weighted Average Price: 16.09 USD Total Shares Traded as Percent of Shares Outstanding: 32.10% Total Shares Traded as Percent of Public Float: 84.48% 3 Years (Undisturbed) 16,000 (000) 12,000 Volume 8,000 4,000 0 10.68 11.86 13.04 14.22 15.40 16.58 17.76 18.94 20.12 9.50 to to 10.67 Daily from 29-Oct-2007 to 29-Oct-2010 21.30 Weighted Average Price: 15.90 USD Total Shares Traded as Percent of Shares Outstanding: 152.06% Total Shares as a Percent of Public Float: 400.16% Source: Bloomberg Note: 1 year and 3 year shares traded figures are as of 29-Oct-2010. Sheffield Market Update 8

CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Top 25 Holders

Change in Ownership from September 30, 2010 and January 31, 2011 to April 12, 2011

(In thousands)

Current Ranking	Investor Name	30-Sep-10 Shares	31-Jan-11 Shares	12-Apr-11 Shares	Total Δ from 30-Sep-10	Total Δ from 31-Jan-11	% Shares Outstanding	% Public Float	Voting Subscription
1	Dimensional Fund Advisors, Inc.	3,107.6	3,052.6	3,075.6	(32.0)	23.0	6.9 %	17.7 %	ISS & Glass Lewis
2	GAMCO Investors, Inc.	1,816.2	1,881.0	1,881.0	64.8	0.0	4.2	10.8	NA
3	Blackrock Advisors, LLC (BGI)	830.9	870.0	884.9	54.0	14.9	2.0	5.1	ISS
4	Vanguard Group Inc.	806.5	820.2	823.9	17.4	3.7	1.8	4.7	ISS & Glass Lewis
5	Pentwater Capital Management, L.P.	0.0	670.0	731.0	731.0	61.0	1.6	4.2	NA
6	ClearBridge Advisors, LLC	670.9	676.4	691.4	20.5	15.0	1.5	4.0	NA
7	Columbia Management (RiverSource)	715.1	681.1	667.1	(48.0)	(14.0)	1.5	3.8	Glass Lewis
8	Tiedemann Investment Group	0.0	510.0	580.0	580.0	70.0	1.3	3.3	ISS
9	Northern Trust Global Investments	1,000.2	666.8	550.8	(449.4)	(116.0)	1.2	3.2	NA
10	Hudson Bay Capital Management L.P.	0.0	422.3	450.3	450.3	28.0	1.0	2.6	NA
11	ClearBridge Advisors, LLC (Davis Skaggs)	423.2	408.9	408.9	(14.2)	0.0	0.9	2.3	ISS
12	State Street Global Advisors	346.6	359.1	399.6	53.0	40.6	0.9	2.3	ISS
13	Loeb Partners Corporation	0.0	297.4	386.4	386.4	89.0	0.9	2.2	NA
14	UBS Securities, LLC	0.0	205.8	385.8	385.8	180.0	0.9	2.2	NA
15	Carlson Capital, L.P.	0.0	290.0	360.0	360.0	70.0	0.8	2.1	NA
16	Water Island Capital, LLC	0.0	464.7	304.7	304.7	(160.0)	0.7	1.8	NA
17	Pennsylvania Public School Employees' Retirement System	0.0	255.6	255.6	255.6	0.0	0.6	1.5	NA
18	Alpine Associates, L.P.	0.0	352.0	222.0	222.0	(130.0)	0.5	1.3	NA
19	Havens Advisors LLC	0.0	159.7	210.7	210.7	51.0	0.5	1.2	NA
20	Norges Bank Investment Management	98.2	188.2	188.2	90.0	0.0	0.4	1.1	NA
21	BNP Cooper Neff Advisors, Inc.	0.0	209.3	179.3	179.3	(30.0)	0.4	1.0	NA
22	BNY Mellon Asset Management	75.6	165.6	165.6	90.0	0.0	0.4	1.0	NA
23	Credit Suisse	62.4	110.0	165.0	102.7	55.0	0.4	1.0	NA
24	Goldman Sachs Asset Management	215.3	170.4	150.4	(64.9)	(20.0)	0.3	0.9	NA
25	TIAA-CREF Investment Management, L.L.C.	206.8	138.6	138.6	(68.2)	0.0	0.3	0.8	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period. Highlighted shareholders denotes new shareholders.

Sheffield Market Update 9

CONFIDENTIAL

Goldman Sachs

Largest Selling Shareholders

Shareholders Who Sold More than 50% of Stake Since September 30, 2010 to April 12, 2011

(In thousands)

Current Ranking	Investor Name	30-Sep-10 Shares	31-Jan-11 Shares	12-Apr-11 Shares	Total Δ from 30-Sep-10	Total Δ from 31-Jan-11	% Shares Outstanding	% Public Float	Voting Subscription
32	Royce & Associates, L.L.C.	1,580.4	264.4	93.4	(1,487.0)	(171.0)	0.2	0.5	NA
33	Russell Investment Group	177.0	83.0	83.0	(94.0)	0.0	0.2	0.5	NA
34	Delphi Management Inc.	176.4	76.4	76.4	(100.0)	0.0	0.2	0.4	NA
37	Walthausen & Co., LLC	205.0	53.0	69.0	(136.0)	16.0	0.2	0.4	NA
39	Putnam Investment Management, L.L.C.	130.0	82.0	62.0	(68.0)	(20.0)	0.1	0.4	NA
56	Batterymarch Financial Management, Inc.	121.0	87.0	31.0	(90.0)	(56.0)	0.1	0.2	NA
59	AllianceBernstein L.P.	57.4	28.4	28.4	(29.0)	0.0	0.1	0.2	NA
62	Freestone Capital Management, Inc.	169.4	23.4	23.4	(146.0)	0.0	0.1	0.1	NA
77	PowerShares Capital Management, L.L.C.	118.4	1.0	14.0	(104.4)	13.0	0.0	0.1	NA
83	Promark Global Advisors Inc.	24.5	10.5	10.5	(14.0)	0.0	0.0	0.1	NA
84	Wells Fargo Bank, N.A.	52.0	10.0	10.0	(42.0)	0.0	0.0	0.1	NA
90	Great Oaks Capital Management, LLC.	25.3	32.6	8.0	(17.3)	(24.6)	0.0	0.1	NA
92	Brandywine Global Investment Management, L.L.C.	129.9	129.9	5.8	(124.1)	(124.1)	0.0	0.0	NA
NA	HighMark Capital Management, Inc.	34.7	4.8	0.0	(29.9)	(4.8)	0.0	0.0	NA
NA	First Mercantile Trust	6.4	1.2	0.0	(5.2)	(1.2)	0.0	0.0	NA
NA	OppenheimerFunds, Inc.	338.1	0.5	0.0	(337.6)	(0.5)	0.0	0.0	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Sheffield Market Update 10

CONFIDENTIAL III. Illustrative Sheffield Financial Analysis Illustrative Sheffield Financial Analysis 11

CONFIDENTIAL Preliminary Summary of Financial Analysis Method Reference Pg. Metric Transaction Price: $26.55 Public Market Analysis Price Per Share $12.00 $17.00 $22.00 $27.00 $32.00 $37.00 Undisturbed 52-Week High to Low Stock Price (29-Oct-09 to 29-Oct-10)$13.35 $19.51 Research Analyst Price Target[1] $29.00 Multiples Analysis[2] 2011E EPS — Management[3] 13-14 $1.82 10.0x — 12.0x $25.80 $29.44 2011E EPS — IBES 13-14 $2.30 10.0x — 12.0x $23.00 $27.60 31-Dec-2010A BVPS excl. AOCI 13-14 $23.16 1.00x — 1.10x $23.16 $25.47 31-Dec-2010A TBVPS excl. AOCI 14 $20.06 1.10x — 1.40x $22.06 $28.08 Illustrative Regression Analysis[4] 2011E ROE — Insurers w/ Surety Platform 15 11.2% 1.09x — 1.15x $24.56 $25.44 2011E ROE — Specialty Insurers 16 11.2% 0.96x — 1.27x $22.61 $27.36 Transaction Analysis[5] 6 17-18 $19.25 25.3% — 31.2% $24.12 $25.26 Precedent Minority Buyout Premia Illustrative Discounted Cash Flow Analysis 7 19-20$22.80 $31.14 Management Plan 7,8 $25.37$34.81 Assuming 21% Target Loss Ratio 19-20 7,8 19-20 $19.63 $26.59 Assuming 29% Target Loss Ratio PV of Future Stock Price[9] 21$23.70 $26.01 Source: Metrics per Sheffield management, unless otherwise noted. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee Note: Book value per share per Sheffield management does not include the impact of releasing excess capital at year end 2010. [1] Source: FBR Capital Markets reports as of 04-Feb-2011. FBR Capital Markets is the only research analyst that covers Sheffield. [2] Multiples based on selected insurers with surety platforms (TRV, ACE, CB, HIG, AFG, THG) and selected specialty insurers per page 14. [3] Implied price per share based on 2011E EPS from Sheffield management multiplied by the selected range plus the 2010 year end excess capital provided by Sheffield management. [4] Analysis based on regression of insurers with surety platforms and regression of specialty insurers. Range of implied price to book multiples based on current discount to the line and an “on-the-line” analysis using Sheffield 2011E ROE of 11.2% (including the impact of releasing excess capital at 2010 year end; excess capital valued at 1.0x book value). [5] Analysis does not include precedent control premium transactions. [6] Premia based on the median of the final premiums to undisturbed stock prices of selected insurance squeeze-out transactions and selected squeeze-out transactions for all industries since 2005. [7] Discounted cash flow analysis assumes cost of equity ranging from 10% to 13% and perpetuity growth rates ranging from 0% to 2%. Management plan assumes 24.6% AY loss ratio for terminal year. [8] Assumes AY loss ratios per Sheffield management decrease to target loss ratio of 21% or increase to target loss ratio of 29% by 2014E and 2015E. See page 29. [9] Analysis assumes cost of equity of 11.0%. Based on book value per share reflecting the impact of releasing excess capital. Illustrative Sheffield Financial Analysis 12

CONFIDENTIAL Historical Valuation Multiples Last 10 Years Price-to-Earnings Price-to-Book (ex. AOCI) P/E Multiple 20.0x Average 1 Year 3 Years 5 Years 10 Years 18.0x Sheffield 9.0 x 7.9 x 8.5 x 9.5 x Fullerton 9.8 7.8 8.4 8.9 16.0x Surety Platforms [1] 8.8 7.8 8.3 9.0 Specialty [2] 10.8 9.3 10.1 10.7 14.0x 12.0x 11.7 x 11.2 x 10.0x 10.5 x 10.1 x 8.0x 6.0x 4.0x 2.0x Apr-01 Dec-02 Aug-04 Apr-06 Dec-07 Aug-09 Apr-11 Daily from 19-Apr-2001 to 19-Apr-2011 2.90x Average 1 Year 3 Years 5 Years 10 Years Sheffield 0.94 x 0.89 x 1.11x 1.21x 2.50x Fullerton 0.72 0.61 0.80 0.81 Surety Platforms [1] 0.94 0.93 1.10 1.22 Specialty [2] 1.02 1.06 1.26 1.41 Multiple 2.10x 1.70x AOCI) 1.30x (ex 1.12x P/B 1.04x 0.90x 0.98x 0.74x 0.50x 0.10x Apr-01 Dec-02 Aug-04 Apr-06 Dec-07 Aug-09 Apr-11 Daily from 19-Apr-2001 to 19-Apr-2011 Sheffield Fullerton Insurers with Surety Platforms [1] Specialty Insurers [2] Source: Bloomberg [1] Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. Index reflects peer medians. [2] Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. Index reflects peer medians. Illustrative Sheffield Financial Analysis 13

CONFIDENTIAL

Goldman Sachs

Comparison of Selected U.S. Insurers

($ in millions, except per share values)

Insurers with Surety Platforms

Company	Closing Price 19-Apr-2011	% of 52 Week High	Equity Market Cap	P/E 2011	P/B ex. AOCI	Price / TBV	ROACE[1] 2011
Sheffield	**$ 25.70**	**99.1 %**	**$ 1,161**	**11.2 x**	**1.12 x**	**1.29 x**	**8.7 %**
Fullerton	**29.01**	**94.5**	**7,830**	**10.5**	**0.74**	**0.75**	**6.6**
Insurers with Surety Platforms							
Travelers	$ 58.18	95.1 %	$ 25,055	9.5 x	1.03 x	1.24 x	10.2 %
ACE	64.48	95.7	21,950	10.4	1.03	1.31	9.3
Chubb	60.50	96.7	18,109	10.7	1.23	1.27	10.7
Hartford	26.45	85.1	13,229	7.0	0.64	0.67	8.8
American Financial	34.26	94.7	3,687	9.8	0.92	0.98	8.5
Hanover	43.60	89.1	2,040	11.7	0.88	0.95	6.9
Low		**85.1 %**		**7.0 x**	**0.64 x**	**0.67 x**	**6.9 %**
Average		**92.7**		**9.8**	**0.95**	**1.07**	**9.1**
Median		**94.9**		**10.1**	**0.98**	**1.11**	**9.0**
High		**96.7**		**11.7**	**1.23**	**1.31**	**10.7**

Specialty Insurers

Company	Closing Price 19-Apr-2011	% of 52 Week High	Equity Market Cap	P/E 2011	P/B ex. AOCI	Price / TBV	ROACE[1] 2011
Sheffield	**$ 25.70**	**99.1 %**	**$ 1,161**	**11.2 x**	**1.12 x**	**1.29 x**	**8.7 %**
Fullerton	**29.01**	**94.5**	**7,830**	**10.5**	**0.74**	**0.75**	**6.6**
Specialty Insurers							
WR Berkley	$ 31.24	94.5 %	$ 4,651	12.0 x	1.36 x	1.41 x	9.8 %
Markel	413.99	96.2	4,042	24.6	1.54	2.05	5.2
HCC	31.66	97.3	3,701	10.7	1.16	1.56	10.0
Unitrin	29.21	92.2	1,782	10.9	0.91	1.08	6.9
OneBeacon	13.38	76.5	1,284	11.7	1.04	1.04	7.3
RLI	58.37	94.2	1,255	14.5	1.80	1.87	10.4
Amtrust	18.18	92.1	1,118	7.5	1.56	2.15	18.7
Argo Group	30.96	77.1	974	16.7	0.66	0.79	3.5
Tower Group	22.21	79.7	937	8.1	0.90	1.41	10.5
Navigators	50.28	92.1	904	15.5	1.15	1.16	5.8
Global Indemnity	20.43	87.1	631	12.4	0.72	0.74	5.7
Meadowbrook	9.96	93.6	532	9.3	1.04	1.49	9.8
National Interstate	20.75	90.2	407	11.4	1.34	1.38	10.9
Baldwin & Lyons	22.98	87.2	342	25.5	1.02	1.03	4.0
EMC	22.88	88.3	299	10.9	0.87	0.87	7.2
Low		**76.5 %**		**7.5 x**	**0.66 x**	**0.74 x**	**3.5 %**
Average		**89.2**		**13.5**	**1.14**	**1.34**	**8.4**
Median		**92.1**		**11.7**	**1.04**	**1.38**	**7.3**
High		**97.3**		**25.5**	**1.80**	**2.15**	**18.7**

Source: Bloomberg, IBES, CapIQ. Equity market cap based on fully diluted shares outstanding
Note: Financial data based on 31-Dec-2010 company filings. Price to book calculations based on common equity excluding non-controlling interest.
[1] 2011 ROE for Sheffield per Sheffield management plan, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates.

Illustrative Sheffield Financial Analysis 14

CONFIDENTIAL Illustrative Regression Analysis Assumes $340mm Dividend Funded Using Excess Capital — Insurers with Surety Platforms ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan Pro Forma Earnings 2011E Net Income $94 Investment Income on Excess Capital (11) 2011E Pro Forma Net Income — Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.07 FD EPS Accretion / (Dilution) (12.1)% Pro Forma Balance Sheet Equity ex. AOCI — 12/31/10A $1,036 Dividend (340) Pro Forma Equity ex. AOCI — 12/31/10 $697 Basic BVPS (ex. AOCI) — 12/31/10A $23.16 AOCI) Basic Pro Forma BVPS (ex. AOCI) — 12/31/10 15.57 Basic BVPS Accretion / (Dilution) % (32.8)% ROE — 2011E 8.7% (ex. Pro Forma ROE — 2011E 11.2 ROE Accretion / (Dilution) (bps) 252 bps P/B Pro Forma Credit Metrics Debt / Cap — 12/31/10A 2.8% Proforma Debt / Cap — 12/31/10 4.1% Illustrative Implied Value Per Share based on Pro Forma ROE Current On the Discount Line Pro Forma ROE 11.2% 11.2% Discount to the Regression Line (4.9) 0.0 Implied P/B Multiple Based on Pro Forma ROE 1.09 x 1.15 x Pro Forma Book Value Per Share $15.57 $15.57 Implied Share Price $16.97 $17.85 (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 Total Implied Value Per Share $24.56 $25.44 “Value Map” Regression Analysis[1] 1.30 x y = 0.0894x + 0.1456 Chubb R [2] = 0.4907 1.20 x PF Sheffield PF “On-the-Line” 1.10 x PF Sheffield Travelers Current 1.00 x ACE Discount American 0.90 x Financial Hanover Sheffield - 0.80 x Pre Offer 0.70 x Fullerton Hartford 0.60 x 0.50 x 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 2011 ROE Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011; (7) no repayment of Sheffield $30.9mm trust preferred securities. [1] 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Illustrative Sheffield Financial Analysis 15

CONFIDENTIAL Illustrative Regression Analysis Assumes $340mm Dividend Funded Using Excess Capital — Specialty Insurers ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan Pro Forma Earnings 2011E Net Income $94 Investment Income on Excess Capital (11) 2011E Pro Forma Net Income — Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.07 FD EPS Accretion / (Dilution) (12.1)% Pro Forma Balance Sheet Equity ex. AOCI — 12/31/10A $1,036 Dividend (340) Pro Forma Equity ex. AOCI — 12/31/10 $697 Basic BVPS (ex. AOCI) — 12/31/10A $23.16 Basic Pro Forma BVPS (ex. AOCI) — 12/31/10 15.57 Basic BVPS Accretion / (Dilution) % (32.8)% ROE — 2011E 8.7% Pro Forma ROE — 2011E 11.2 ROE Accretion / (Dilution) (bps) 252 bps Pro Forma Credit Metrics Debt / Cap — 12/31/10A 2.8% Proforma Debt / Cap — 12/31/10 4.1% Illustrative Implied Value Per Share based on Pro Forma ROE Current On the Discount Line Pro Forma ROE 11.2% 11.2% Discount to the Regression Line (24.0) 0.0 Implied P/B Multiple Based on Pro Forma ROE 0.96 x 1.27 x Pro Forma Book Value Per Share $15.57 $15.57 Implied Share Price $15.02 $19.77 (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 Total Implied Value Per Share $22.61 $27.36 “Value Map” Regression Analysis[1] 1.80 x y = 0.0466x + 0.7484 R [2] = 0.2919 1.60 x Markel Amtrust National 1.40 x Interstate AOCI) WR Berkley PF Sheffield “On-the-Line” (ex. 1.20 x Navigators P/B Meadowbrook Baldwin & Lyons OneBeacon PF Sheffield 1.00 x Current Unitrin Discount Tower Group 0.80 x EMC Sheffield — Pre Offer Global Indemnity Argo Group 0.60 x 0.0% 4.0% 8.0% 12.0% 16.0% 20.0% 2011 ROE Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011; (7) no repayment of Sheffield $30.9mm trust preferred securities. [1] 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Illustrative Sheffield Financial Analysis 16

CONFIDENTIAL Selected Insurance Company Buyouts by Significant Existing Shareholders ($ in millions) nta ia Ageae ia rmu vr rmu o rmu o nie ae curn opn/ osdrto -ekAg 2 nitre nitre wesi edrOfr/ fAn curdCmay m) ro oAn ekHg tc rc tc rc r-Tas egr E.AC) 4-Sep-09 Fairfax Financial $1,050 29.7% 19.7% 19.8% 29.8% 72.6% Tender 1.38 x Odyssey Re 10-Mar-08 Nationwide Mutual 2,400 32.0 (19.1) 24.4 37.8 66.0 Merger 1.15 NFS 17-Jul-07 Alfa Mutual 840 44.4 10.8 15.8 44.7 54.7 Merger 2.13 Alfa Corp 22-Feb-07 American Financial Group Inc 245 14.0 2.3 8.6 13.2 75.7 Merger 1.09 Great American Finl Res Inc 24-Jan-07 AIG 813 33.5 22.6 19.0 32.6 61.9 Merger 2.09 21st Century Insurance Co 21-Mar-06 Erie Indemnity Co 75 12.3 (0.6) 6.7 6.7 75.1 Tender 1.26 Erie Family Life Insurance Co 6-Jun-01 Liberty Mutual Insurance Co 536 0.6 (29.2) 2.3 2.3 65.6 Merger 1.15 Liberty Financial Cos Inc 30-Aug-00 AXA SA 11,189 8.0 4.4 2.4 4.6 60.0 Tender 3.48 AXA Financial Inc 27-Mar-00 Hartford Fin Svcs Group Inc 1,325 25.5 (8.2) 3.4 18.6 81.5 Tender 2.67 Hartford Life(ITT Hartford) 21-Mar-00 Citigroup 2,449 23.1 1.5 23.2 24.6 85.0 Tender 1.84 Travelers Prop. Casualty Corp 18-Jan-00 MetLife 95 31.4 (35.1) 9.8 30.7 60.4 Merger 1.84 Conning Corp 27-Oct-98 Allmerica Financial Corp 212 16.6 (4.0) 5.2 20.6 82.0 Tender 1.47 Citizens Corp All Transactions Low 0.6% (35.1)% 2.3% 2.3% 54.7% 1.09 x Average 22.6 (2.9) 11.7 22.2 70.0 1.80 Median 24.3 0.5 9.2 22.6 69.3 1.65 High 44.4 22.6 24.4 44.7 85.0 3.48 Since 2005 Low 12.3% (19.1)% 6.7% 6.7% 54.7% 1.09 x Average 27.6 5.9 15.7 27.5 67.7 1.52 Median 30.8 6.5 17.4 31.2 69.3 1.32 High 44.4 22.6 24.4 44.7 75.7 2.13 Source: Company filings and press releases, Thomson One, and SDC Financial Note: Reflects insurance company transactions for U.S. targets. Illustrative Sheffield Financial Analysis 17

CONFIDENTIAL

Goldman Sachs

Comparison of Selected Buyouts of U.S. Targets by Significant Existing Shareholders

($ in millions, except per share values)

Date Announced	Target	Acquiror	% Owned Prior to Transaction	Value ($mm)	Stock Price 1 Day Prior to Announcement	Initial Premium	Final Premium	# of Bumps	% Increase in Offer	Majority of Minority Clause	Tender Offer vs. Merger
21-Mar-10	CNX Gas Corp	CONSOL Energy Inc	82.5 %	$ 989	$ 30.80	24.2 %	24.2 %	0	0.0 %	Y	T
4-Sep-09	Odyssey Re Holdings Corp	Fairfax Financial Holdings Ltd	72.6	1,050	50.07	19.8	29.8	1	8.3	Y	T
12-Aug-08	UnionBanCal Corp,CA	Bank of Tokyo-Mitsubishi UFJ	61.1	3,707	58.18	8.3	26.3	1	16.7	Y	T
21-Jul-08	Genentech Inc	Roche Holding AG	55.8	46,695	81.82	8.8	16.1	2	6.7	Y	T
10-Mar-08	Nationwide Finl Svcs Inc	Nationwide Mutual Insurance Co	66.0	2,400	37.93	24.4	37.8	1	10.7	N	M
23-Oct-07	Waste Industries USA Inc	Investor Group	51.0	272	28.47	29.1	33.5	1	3.4	N	M
17-Jul-07	Alfa Corp	Investor Group	54.7	840	15.20	15.8	44.7	1	25.0	N	M
2-Apr-07	Tribune Co	Sam Zell	52.5	13,117	32.11	5.9	5.9	0	0.0	N	M
22-Feb-07	Great American Finl Res Inc	American Financial Group Inc	75.7	245	21.64	8.6	13.2	1	4.3	N	M
24-Jan-07	21st Century Insurance Co	AIG	61.9	954	16.59	19.0	32.6	1	11.4	N	M
20-Nov-06	TD Banknorth Inc,Portland,ME	Toronto-Dominion Bank	57.0	3,232	30.35	6.5	6.5	0	0.0	N	M
9-Oct-06	NetRatings Inc	VNU NV	55.8	378	14.57	9.8	44.1	1	31.3	N	M
27-Sep-05	New Valley Corp	Vector Group Ltd	57.7	106	7.45	20.9	44.7	1	19.6	Y	T
12-Sep-05	WFS Financial Inc	Wachovia Corp,Charlotte,NC	83.4	504	64.92	13.8	13.8	0	0.0	Y	M
1-Sep-05	7-Eleven Inc	IYG Holding Co	69.7	1,301	28.34	14.7	32.3	1	15.4	Y	T
1-Jul-05	Tipperary Corp	Santos Ltd	54.5	140	6.25	18.6	18.9	1	0.3	Y	M
3-Mar-05	Siliconix Inc	Vishay Intertechnology Inc	80.4	197	28.90	17.2	36.5	1	16.5	Y	T
21-Feb-05	Eon Labs Inc	Novartis AG	66.4	933	27.92	11.0	11.0	0	0.0	Y	T
27-Jan-05	Genencor International Inc	Danisco A/S	84.0	184	15.54	23.9	23.9	0	0.0	Y	T
18-Jan-05	UGC Holdings Inc	Liberty Media Intl Inc	52.2	11,499	9.64	(0.6)	(0.6)	0	0.0	Y	M
Low						(0.6)%	(0.6)%		0.0 %		
Average						15.0	24.8		8.5		
Median						15.2	25.3		5.5		
High						29.1	44.7		31.3		

Source: Company filings and press releases, Thomson One, SDC Financial. Includes transactions over $100 million

Illustrative Sheffield Financial Analysis 18

CONFIDENTIAL Illustrative Discounted Cash Flow Analysis Selected Key Assumptions ? Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee ? Excess capital calculated assuming Sheffield maintains a 300% BCAR ratio[1] each year for 2011E — 2015E ? Sheffield’s value based on present value of the annual excess capital release to common shareholders from 2011E — 2015E and a terminal value based on a perpetuity growth rate — Annual excess capital release to common shareholders assumed to be paid at the end of each year and is based on all available excess capital each year (based on a 300% BCAR ratio) — Sheffield’s value includes the release of $339.6mm of excess capital at year end 31-Dec-2010 ? Present value of annual excess capital release and terminal value calculated as of 20-Apr-2011 ? Cash flows discounted at various rates — 4.43% risk-free rate[2] — 6.72% equity risk premium[3] — Sheffield equity Beta[4]: 0.97 — Sheffield cost of equity: 11.0% ? Analysis does not assume any operating expense or capital synergies [1] Per Sheffield management (with guidance per A.M. Best), as adopted by Sheffield Special Committee. [2] Risk-free rate based on yield on 30 year U.S. Treasury bond, as of 19-Apr-2011. [3] Source: Ibbotson Associates from 1926 — 2010. [4] Source: Axioma. All betas based on a 2 year timeframe, as of 18-Apr-2011. Illustrative Sheffield Financial Analysis 19

CONFIDENTIAL

Goldman Sachs

Illustrative Discounted Cash Flow Analysis

Equity Value Per Share and Implied Book Value Multiples (ex. AOCI)

($ in millions, except per share values)

Equity Value Per Share – Management Plan

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 27.52	$ 29.13	$ 31.14
11.0	25.66	26.93	28.49
12.0	24.11	25.14	26.37
13.0	22.80	23.64	24.63

Implied Price to 2015E Book Value (ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	1.20 x	1.35 x	1.53 x
11.0	1.09	1.21	1.36
12.0	1.00	1.10	1.23
13.0	0.92	1.01	1.11

Sensitivity Analysis

Equity Value Per Share – 21% Target Loss Ratio

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 30.72	$ 32.54	$ 34.81
11.0	28.61	30.05	31.81
12.0	26.85	28.01	29.41
13.0	25.37	26.32	27.44

Implied Price to 2015E Book Value (ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	1.43 x	1.60 x	1.82 x
11.0	1.30	1.44	1.62
12.0	1.19	1.31	1.45
13.0	1.10	1.20	1.32

Equity Value Per Share – 29% Target Loss Ratio

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 23.56	$ 24.91	$ 26.59
11.0	22.01	23.08	24.38
12.0	20.72	21.58	22.61
13.0	19.63	20.34	21.17

Implied Price to 2015E Book Value (ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	0.95 x	1.07 x	1.21 x
11.0	0.87	0.96	1.08
12.0	0.79	0.87	0.97
13.0	0.73	0.80	0.88

Illustrative Sheffield Financial Analysis 20

CONFIDENTIAL Illustrative Present Value of Future Stock Price Based on Terminal Price / Book Multiples (ex. AOCI) $26.01 $25.72 $25.28 $25.45 $25.47 $25.20$25.13 $24.82 $24.94 $24.45 $24.59 $24.55 $24.18 $23.89 $23.70 2011E 2012E 2013E 2014E 2015E 1.00 x 1.05 x 1.10 x Source: Projected book value figures from Sheffield management, as adopted by Sheffield Special Committee Note: Figures discounted to 19-Apr-2011 assuming cost of equity of 11.0%. Share price calculated based on 44.97mm basic shares outstanding and reflects value of excess capital distributed at each year end. Illustrative Sheffield Financial Analysis 21

CONFIDENTIAL Appendix A: Sheffield Management Financial Plan Sheffield Management Financial Plan 22

CONFIDENTIAL Summary of Sheffield Management Financial Projections Selected Key Assumptions Gross Premiums: ???2011E and 2012E based on business unit input by line ???2013E and beyond based on the following assumptions: — Branch and Small Contract: target 5% long-term industry growth rate by 2015[1] — International Contract: assumes 15% growth in 2013, 10% in 2014 and 7% in 2015 — Commercial: target 3.5% growth, in line with growth in GDP[2] ???Market share assumed to remain flat with current market share, except international Ceded Premiums: ???Reflects 11% rate reduction in XOL reinsurance treaty, effective January 1, 2011 Loss Ratio: ???2011E loss ratio reflective of 2009 and 2010 AY loss ratio of 29.3% and 29.1%, respectively ???2012E—2015E CY loss ratios decrease over time to 24.6% in 2014E and 2015E3 — 2014E and 2015E loss ratios based on Sheffield’s 10-year average loss ratio, excluding losses associated with Dick Corp; 10-year average includes significant loss events of 2001 to 2003 Expenses: ??No synergies / dis-synergies assumed ? Commission: Remains consistent with 2009A and 2010A of approximately 28.4% for all projected years ? Non-commission: Remains consistent with 2010A of approximately 24.5% — Reflects contract non-commission expense ratio of approximately 21.5% for 2011E to 2013E and 20.5% for 2014E and 2015E and Commercial non-commission expense ratio of approximately 29.0% nvestment Income: ??Annual book yield on invested assets assumed to be 4.1% for projections period — Investment income split ~70% / ~30% between contract and commercial, respectively based on required surplus assumptions Loss Reserves: ??Reflects pre-tax 4Q2010 favorable reserve development of $54.3mm ??No additional reserve development assumed throughout projections period Debt Outstanding: ??Trust preferred debt remains outstanding. No issuance of new debt Total Equity: ??Reflects release of capital above a target BCAR score of 300% per A.M. Best; assumes release of capital at end of year ??Assumes no share repurchases, common dividends or acquisitions, also assumes no capital synergies Taxes: ??Marginal tax rate of 35% for pre-tax income, excluding investment income, and 20% effective tax rate on investment income Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee 1 Per The Surety & Fidelity Association of America, 2004-2009 DPW compounded annual growth rate of the top ten surety writers is approximately 5.2%. 2 Source: Per Economic Research World Indicators (ERWIN), 2011E and 2012E Real GDP growth are forecasted to be 3.4% and 3.8% respectively. 3 Per The Surety & Fidelity Association of America, average direct loss ratio for 2004 — 2009 for the top ten surety players is approximately 24%. Sheffield Management Financial Plan 23

CONFIDENTIAL Sheffield Historical and Projected Financial Performance ($ in millions) Gross Premiums Written $488.8 $511.2 $534.4 $451.4 $471.7 $467.1$452.6 $469.0 $438.3 $440.2 $417.5 37.2% 37.5% 35.2% 35.7% 38.2% 37.9% 36.8% 38.5% 38.4% 39.1% 40.4% 59.6% 63.2% 64.8% 64.3% 60.9% 61.5% 61.6% 61.8% 62.1% 62.5% 62.8% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E Contract Commercial Underwriting Ratios 94.8% 79.4% 83.2% 81.6% 79.9% 78.4% 78.1% 77.8% 73.3% 71.8% 75.1%[1] 65.7% 58.1% 55.0% 54.0% 54.5% 55.3% 54.1% 54.1% 53.9% 53.5% 53.1% 43.4% 54.9% 36.7% 25.7% 25.7% 29.3% 29.3% 29.1% 29.0% 27.5% 26.0% 24.6% 24.6% 17.0%[1] 24.3% 24.5% 18.7% 16.5% 10.8% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E AY Loss Ratio CY Loss Ratio Expense Ratio Combined Ratio Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Underwriting ratios include allocated corporate expenses and policyholder dividends, excluding interest expense. [1] Per Sheffield management, adjusted to exclude losses from Dick Corp. Sheffield Management Financial Plan 24

CONFIDENTIAL Sheffield Historical and Projected Financial Performance Projections Period Assumes Release of Capital Based on 300% BCAR Target ($ in millions, except per share values) Pre-Tax Net Operating Income[1] $197.1 $159.2 $169.2 22% $153.8 $161.2 $140.1 $132.2 32%$127.5 $115.6 27%$116.4 36% 37% 37% 37% 37% 38% 47% $50.2 78% 73% 68% 63% 62% 63% 63% 63% 64% 53% 112% (12)% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E Contract Commercial Book Value Per Share (ex. AOCI)[2] and Return on Equity (ex. AOCI) $23.16 $20.17 16.2% $17.47$16.12 $16.53 $16.84 $17.11 $17.51 $14.93 $10.82 $12.79 15.2% 15.6% 11.2% 11.7% 14.1% 13.9% 13.6% 13.3% 12.4% 8.4% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E BVPS ex. AOCI ROE ex. AOCI Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee [1] For 2005A to 2010A, assumes realized gains / (losses) allocated 70% to Contract and 30% to Commercial as per Sheffield management. No projected realized gains / (losses) on investment portfolio assumed for 2011E — 2015E. [2] For 2010A, book value per share does not include the impact of releasing $339.6mm of excess capital to be consistent with reported results. Book value per share for 2005A to 2010A is based on basic shares outstanding as reported in Sheffield company filings; for 2011E to 2015E, book value per share based on approximately 44.97mm basic shares outstanding. Sheffield Management Financial Plan 25

CONFIDENTIAL

Goldman Sachs

Consolidated Income Statement – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

	Historical			Projected					
	2008A	2009A	2010A	2011E	2012E	2013E	2014E	2015E	11E-15E CAGR
Gross Premiums Written	$ 467.1	$ 438.3	$ 440.2	$ 452.6	$ 469.0	$ 488.8	$ 511.2	$ 534.4	4.2 %
Growth %	*-1.0%*	*-6.2%*	*0.4%*	*2.8%*	*3.6%*	*4.2%*	*4.6%*	*4.5%*	
Ceded Premiums	(35.4)	(27.3)	(23.9)	(22.9)	(23.2)	(24.0)	(25.0)	(26.1)	
Net Premiums Written	$ 431.7	$ 411.0	$ 416.3	$ 429.8	$ 445.8	$ 464.8	$ 486.3	$ 508.3	4.3 %
Net Earned Premiums	$ 431.7	$ 421.9	$ 418.0	$ 425.4	$ 437.8	$ 454.9	$ 475.0	$ 496.7	3.9 %
Investment Income	47.3	50.4	53.6	46.1	48.3	49.9	51.0	51.9	3.0
Total Revenue	**$ 477.6**	**$ 473.4**	**$ 472.7**	**$ 471.5**	**$ 486.1**	**$ 504.9**	**$ 526.0**	**$ 548.6**	3.9 %
Loss & LAE	$ 80.8	$ 69.4	$ 45.2	$ 123.6	$ 120.5	$ 118.5	$ 116.7	$ 122.2	NM
Commissions	127.7	119.5	120.4	121.0	124.2	129.0	134.7	140.9	3.9 %
Underwriting Expenses	102.8	109.1	104.3	104.7	107.8	111.1	114.4	117.8	3.0
Other Expenses[1]	7.0	6.2	5.6	5.9	6.0	6.2	6.3	6.5	2.4
Total Expenses	$ 318.4	$ 304.2	$ 275.6	$ 355.1	$ 358.6	$ 364.8	$ 372.2	$ 387.4	2.2 %
Pre-Tax Income	$159.2	$169.2	$197.1	$116.4	$127.5	$140.1	$153.8	$161.2	8.5 %
Net Operating Income	**$ 111.3**	**$ 117.1**	**$ 133.7**	**$ 82.6**	**$ 90.1**	**$ 98.5**	**$ 107.6**	**$ 112.6**	8.0 %
Growth %	*19.4%*	*6.8%*	*14.0%*	*-38.6%*	*9.2%*	*9.3%*	*9.2%*	*4.6%*	
FD Operating Earnings Per Share[2]	$ 2.51	$ 2.64	$ 3.02	$ 1.82	$ 1.99	$ 2.17	$ 2.37	$ 2.48	
Underwriting Ratios									
AY Loss Ratio	29.3 %	29.3 %	29.1 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Reserve Development (Favorable)	*$(45.5)*	*$(54.3)*	*$(76.3)*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	
CY Loss Ratio	18.7 %	16.5 %	10.8 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Acquisition Ratio	29.6	28.3	28.8	28.4	28.4	28.4	28.3	28.4	
Underwriting Ratio	23.8	25.9	24.9	24.6	24.6	24.4	24.1	23.7	
Dividend Ratio	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	
Combined Ratio	73.3 %	71.8 %	65.7 %	83.2 %	81.6 %	79.9 %	78.1 %	77.8 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] Other expenses include policyholder dividends and interest expense.

[2] Fully diluted shares for 2011E to 2015E, based on approximately 44.97mm basic shares outstanding and 0.97mm stock options outstanding at a weighted average exercise price of $15.50.

Sheffield Management Financial Plan 26

CONFIDENTIAL

Goldman Sachs

Consolidated Balance Sheet – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

	Historical			Projected					11E-15E
	2008A	2009A	2010A[1]	2011E	2012E	2013E	2014E	2015E	CAGR
Assets									
Invested Assets	$ 1,116.5	$ 1,316.8	$ 1,459.4	$ 1,174.1	$ 1,210.8	$ 1,236.3	$ 1,254.1	$ 1,282.6	2.2 %
Goodwill and Other Intangible Assets	138.8	138.8	138.8	138.8	138.8	138.8	138.8	138.8	0.0
Other Assets	310.3	253.4	239.6	237.9	237.9	241.7	250.2	258.9	2.1
Total Assets	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Liabilities									
Reserves:									
Unpaid Losses & LAE	$ 428.7	$ 406.1	$ 389.1	$ 408.5	$ 416.8	$ 419.7	$ 419.6	$ 424.3	0.9 %
Unearned Premiums	258.8	247.8	246.0	250.3	258.4	268.2	279.5	291.1	3.8
Total Reserves	$ 687.5	$ 653.9	$ 635.1	$ 658.8	$ 675.2	$ 688.0	$ 699.1	$ 715.3	2.1 %
Long-term Debt	30.9	30.9	30.9	30.9	30.9	30.9	30.9	30.9	0.0
Other Liabilities	79.8	101.2	103.0	103.7	105.7	108.2	111.2	114.3	2.5
Total Liabilities	**$ 798.2**	**$ 786.0**	**$ 769.0**	**$ 793.4**	**$ 811.8**	**$ 827.1**	**$ 841.2**	**$ 860.5**	2.1 %
Shareholders' Equity	**$ 767.3**	**$ 923.1**	**$ 1,068.7**	**$ 757.4**	**$ 775.7**	**$ 789.6**	**$ 801.8**	**$ 819.7**	2.0 %
Shareholders' Equity (ex. AOCI)	771.6	892.7	1,036.3	725.0	743.3	757.2	769.4	787.3	2.1
Liabilities & Shareholders' Equity	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Selected Key Metrics									
Illustrative Capital Release[2]				$ 393.9	$ 71.9	$ 84.6	$ 95.4	$ 94.7	
Book Value Per Share (incl. AOCI) - Basic[3]	$ 17.37	$ 20.85	$ 23.88	$ 16.84	$ 17.25	$ 17.56	$ 17.83	$ 18.23	
Book Value Per Share (ex. AOCI) - Basic[3]	17.47	20.17	23.16	16.12	16.53	16.84	17.11	17.51	
Tangible Book Value Per Share (ex. AOCI)[3]	14.42	16.34	20.06	13.03	13.44	13.75	14.02	14.42	
Return on Equity (ex. AOCI)	15.6 %	14.1 %	13.9 %	11.2 %	11.7 %	12.4 %	13.3 %	13.6 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] 31-Dec-10 shareholders' equity and shareholders' equity (ex. AOCI) does not reflect illustrative capital release of $339.6mm.

[2] Illustrative capital release based on targeted BCAR ratio of 300% per A.M. Best; capital release assumed to occur at the end of each year, with the exception of 2011. For 2011, illustrative capital release of $339.6mm assumed to occur on 01-Jan-2011 and illustrative capital release of $54.3mm assumed to occur on 31-Dec-2011.

[3] Basic shares outstanding for 2011E-2015E based on approximately 44.97mm basic shares outstanding.

Sheffield Management Financial Plan 27

CONFIDENTIAL

Goldman Sachs

Sensitivity Analysis – Loss Ratio

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in millions, except per share values)

- Sensitivity to net operating income assuming an incremental change in the total loss ratio for each year in 2011E, 2012E, 2013E, 2014E and 2015E
- Management Plan long term target loss ratio is 24.6%[2] (2014E and 2015E). This reflects Sheffield's 10-year average loss ratio, excluding losses associated with Dick Corp
  - Sensitivity analysis assumes long term target loss ratio pro-ratably over the projection period decreases to 21% and 23% by 2014E or increases to 27% and 29% by 2014E
  - 21% loss ratio reflects Sheffield's 2004A to 2010A average loss ratio of 20.6%[3]
  - 29% loss ratio reflects the average of Sheffield's highest loss ratios for five consecutive years (2001A to 2005A) of 29.3%[4]

Net Operating Income

Long Term Loss Ratio[1]	2011E	2012E	2013E	2014E	2015E
21.0%	$ 92.5	$ 99.5	$ 107.7	$ 117.0	$ 122.2
23.0%	87.0	94.3	102.6	111.8	116.8
Mgmt. Plan	82.6	90.1	98.5	107.6	112.6
27.0%	76.0	83.9	92.4	101.4	106.1
29.0%	70.5	78.7	87.3	96.2	100.8

Impact to FD Earnings Per Share

Long Term Loss Ratio[1]	2011E	2012E	2013E	2014E	2015E
21.0%	$ 0.22	$ 0.21	$ 0.20	$ 0.21	$ 0.21
23.0%	0.10	0.09	0.09	0.09	0.09
Mgmt. Plan	0.00	0.00	0.00	0.00	0.00
27.0%	(0.15)	(0.14)	(0.14)	(0.14)	(0.14)
29.0%	(0.27)	(0.25)	(0.25)	(0.25)	(0.26)

Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

Note: Management Plan assumes release of capital based on a 300% BCAR target. Earnings per share calculated based on approximately 44.97mm basic shares outstanding and 0.97mm stock options outstanding at a weighted average exercise price of $15.50.

[1] Long term loss ratio reflects targeted 2014E and 2015E loss ratio.

[2] Based on information from The Surety & Fidelity Association of America, the average direct loss ratio for 2004 – 2009 for the top ten surety players is approximately 24%.

[3] 2005 loss ratio adjusted to exclude losses for Dick Corp per Sheffield management.

Sheffield Management Financial Plan 28

Sheffield Management Financial Plan 28

CONFIDENTIAL Sensitivity Analysis — Loss Ratio Projections Period Assumes Release of Capital Based on 300% BCAR Target Loss Ratios 2011E 2012E 2013E 2014E 2015E Long Term Loss Ratio1 Mgmt. Plan 29.0% 27.5% 26.0% 24.6% 24.6% 21.0% 25.4% 23.9% 22.4% 21.0% 21.0% Difference (3.6) (3.6) (3.6) (3.6) (3.6) 23.0% 27.4 25.9 24.4 23.0 23.0 Difference (1.6) (1.6) (1.6) (1.6) (1.6) 27.0% 31.4 29.9 28.4 27.0 27.0 Difference 2.4 2.4 2.4 2.4 2.4 29.0% 33.4 31.9 30.4 29.0 29.0 Difference 4.4 4.4 4.4 4.4 4.4 Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee [1] Long term loss ratio reflects targeted 2014E and 2015E loss ratio. Sheffield Management Financial Plan 29

CONFIDENTIAL Appendix B: Sheffield Overview Sheffield Overview 30

CONFIDENTIAL Overview of Sheffield ($ in millions, except per share data) Gross Premiums Written ‘05-’10 GPW CAGR: 1.1% ‘05-’10 NOI CAGR: 29.2% $471.7 $467.1 $417.5 $451.4 $438.3 $440.2 $83.6 $92.8 $111.3 $117.1 $133.7 $37.1 2005 2006 2007 2008 2009 2010 Gross Premiums Written Net Operating Income Underwriting Ratios[1] 94.8% 79.4% 78.4% 73.3% 71.8% 65.7% 36.7% 24.3% 24.5% 18.7% 16.5% 10.8% 2005 2006 2007 2008 2009 2010 Combined Ratio Loss and LAE Ratio Breakdown of Gross Premiums Written 8% 8% 7% 7% 8% 8% 33% 30% 29% 29% 30% 29% 59% 63% 64% 64% 62.5% 63% 2005 2006 2007 2008 2009 2010 Contract Small Commercial Large Commercial Book Value Per Share and ROE[2] 16.2% 15.2% 15.6% $23.88 $20.85 $15.13 $17.37 13.9% 13.9% $12.90 $11.00 8.3% 2005 2006 2007 2008 2009 2010 BVPS ROE Source: Company filings, SNL Financial, Sheffield management [1] Based on data from Sheffield management. [2] Book value per share based on stated book value per share figure disclosed in 10K, 10Qs and press releases. Sheffield Overview 31

CONFIDENTIAL Sheffield Historical Financial Performance ($ in millions, except per share data) Income Statement 2005A 2006A 2007A 2008A 2009A 2010A Gross Premiums Written $417.5 $451.4 $471.7 $467.1 $438.3 $440.2 Ceded Premiums (51.6) (41.7) (43.4) (35.4) (27.3) (23.9) Net Premiums Written 365.9 409.6 428.3 431.7 411.0 416.3 Net Earned Premiums 348.4 393.6 421.5 431.7 421.9 418.0 Investment Income 33.7 39.3 44.6 47.3 50.4 53.6 Total Revenue $384.1 $431.7 $465.7 $477.6 $473.4 $472.7 Loss & LAE $127.8 $95.8 $103.1 $80.8 $69.4 $45.2 Commissions 115.5 120.4 125.3 127.7 119.5 120.4 Underwriting Expenses (including Other) 87.0 96.2 102.1 102.8 109.1 104.3 Other Expenses 7.1 7.3 5.8 14.0 12.4 11.3 Total Expenses $333.9 $316.1 $333.5 $318.4 $304.2 $275.6 Pre-Tax Income $50.2 $115.6 $132.2 $159.2 $169.2 $197.1 Net Operating Income $37.1 $83.6 $92.8 $111.3 $117.1 $133.7 Diluted Operating Earnings Per Share $0.86 $1.90 $2.10 $2.51 $2.64 $3.02 Key Operating Ratios AY Loss Ratio 43.4% 25.7% 25.7% 29.3% 29.3% 29.1% Reserve Development — Favorable $23.3 $5.3 $5.1 $45.5 $54.3 $76.3 CY Loss Ratio 36.7 24.3 24.5 18.7 16.5 10.8 Acquisition Ratio 33.2 30.6 29.7 29.6 28.3 28.8 Underwriting Ratio 25.0 24.4 24.2 23.8 25.9 24.9 Dividend Ratio 0.0 0.0 0.0 1.1 1.1 1.1 Combined Ratio — Total 94.8 79.4 78.4 73.3 71.8 65.7 Balance Sheet 2005A 2006A 2007A 2008A 2009A 2010A Investments $789.6 $890.1 $1,014.6 $1,116.5 $1,316.8 $1,459.4 Reserves 665.5 688.0 731.8 687.5 653.9 635.1 Total Assets 1,262.6 1,368.3 1,507.7 1,565.5 1,709.0 1,498.1 Total Debt 50.6 30.7 30.8 30.9 30.9 30.9 Total Equity (ex. AOCI) $469.0 $560.9 $658.9 $771.6 $892.7 $1,036.3 Key Ratios BVPS (incl. AOCI) — Basic $11.00 $12.90 $15.13 $17.37 $20.85 $23.88 BVPS (excl. AOCI) — Basic 10.82 12.79 14.93 17.47 20.17 23.16 ROE (ex. AOCI) 8.3% 16.2% 15.2% 15.6% 14.1% 13.9% Source: Sheffield company filings and Sheffield management Sheffield Overview 32

CONFIDENTIAL Sheffield Branch Network ($ in millions) Seattle, WA Total Staff: 3 Portland, OR Total Staff: 4 Salt Lake City, UT Total Staff: 5.5 Sacramento, CA Total Staff: 4 an Francisco, CA Total Staff: 5 Phoenix, AZ Total Staff: 5 Southern California, CA Total Staff: 5 2010% of Region Premiums Total Central[1] $88.0 32% Northeast $45.1 16% Northwest $33.6 12% Southeast $59.1 21% Southwest $49.8 18% Minneapolis, MN Total Staff: 10 Sioux Falls, SD Total Staff: ~400 Kansas City, MO Denver, CO GPW: $4.3 Total Staff: 5 Total Staff: 8 Dallas, TX Total Staff: 8 Houston, TX Total Staff: 5.5 San Antonio, TX Total Staff: 5 Grand Rapids, MI Total Staff: 3 Detroit, MI Total Staff: 4 Toronto, ON Chicago, IL Total Staff: 4 Milwaukee, WI Total Staff: 9 Total Staff: 3 Pittsburgh, PA Indianapolis, IN Total Staff: 3 Total Staff: 5 Louisville, KY Columbus, OH St. Louis, MO Total Staff: 4 Total Staff: 3 Total Staff: 2 Nashville, TN Charlotte, NC Total Staff: 3 Total Staff: 6 Atlanta, GA Total Staff: 7 Birmingham, AL New Orleans, TX Total Staff: 3.5 Total Staff: 4.5 Orlando, FL Total Staff: 9 Albany, NY Total Staff: 3.5 Massachusetts Total Staff: 5.5 Connecticut Total Staff: 3 New York, NY Total Staff: 4 Philadelphia, PA Total Staff: 7 altimore, MD Total Staff: 7 San Juan, FL Total Staff: 3 Source: Sheffield management [1] Central region premiums and contribution exclude the contribution from Sioux Falls. Staff data as of 30-Sep-2010. Sheffield Overview 33

CONFIDENTIAL Sheffield Market Share Statistics ($ in millions) Sheffield Market Share (Surety Line Only1) $451 $472 $467 $438 $418 $371 $389 $360 $317 $333 9.6% 8.2% 8.8% 8.7% 8.3% 8.4% 8.3% 8.0% 7.9% 7.8% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 Sheffield GPW Sheffield Market Share Small Commercial[2] 2004 2005 2006 2007 2008 Probate[3] 15.8% 15.0% 14.8% 14.4% 14.3% License & Permit[4] 11.4% 11.8% 11.8% 11.1% 11.0% GC Local L&P 38.1% 38.5% 40.5% 39.7% 37.9% Motor Vehicle Dealer 55.1 56.8 56.9 51.9 47.7 Defective Title 44.8 43.8 46.8 46.2 45.9 Public Official 38.7% 39.8% 31.8% 32.2% 34.1% Notary 62.5% 66.3% 48.2% 45.6% 48.1% Overall 10.1% 10.7% 10.0% 9.5% 10.0% Contract 2004 2005 2006 2007 2008 Overall 9.3% 9.1% 8.7% 8.6% 9.1% Source: The Surety Association of America (SAA) Note: Line of business market share data (i.e., License & Permit, Motor Vehicle, Defective Title, Notary) is based on self-reported figures from members of the SAA. Industry totals are based on company 1 filings. As a result, Sheffield management believes the line of business market share figures may be skewed higher than actual. Market share statistics for surety line only; does not include fidelity and other. 2010 data not available 2 2009 data not available. 3 A probate bond guarantees an honest accounting and faithful performance of duties by fiduciaries / trustees. These bonds are required by courts or statutes as estates of deceased persons, incompetent 4 persons, and minors are set up and administered License bonds guarantee the principal (general contractor, electrician, plumber, etc.) will comply with applicable codes and regulations established by the oblige (city, town, state). Sheffield Overview 34

CONFIDENTIAL Small Commercial: Market Overview Per Discussion with Sheffield Management Description ? Transactional commercial surety bonds with small obligations — Major risk classifications include: license and permit, probate / fiduciary, public and federal official, court and judicial public official and supply & service contractors — Selected E&O insurance products sold as companion products ? Relationship- and service-focused business — Placement of small commercial bonds is controlled by insurance agents and brokers, including independent agents and outsourced surety providers for captive agents (e.g., Farmers, American Family, Allstate) — Customers require prompt and efficient service ? Requires minimal underwriting Selected Market Dynamics ? Market is highly competitive, with very little product differentiation ? Competition largely based on commission and service; also susceptible to some rate pressure ? Profitability has remained consistent over time — While commission and other expenses are high, loss ratios are consistently low ? Low switching rate given uniformity of rates and commission among competitors. Also, small premium transactions make cancel / re-write process costly ? Competitors include large commercial lines players (e.g. Hartford, Liberty Mutual / Safeco, RLI) as well as many small, regional players Sheffield Strengths / Advantages Sheffield Challenges / Risks Recognized as market leader in small commercial market — Depth / breadth of product availability and knowledge including extensive library of bond forms ? Successful automated platform — with Direct Bill, Internet bONdLINE and Automatic Renewal — combined with live customer service center (1-day response service) — Automation reduces customers’ opportunities / incentive to switch and supports high volume of transactions — Ability to foster agent loyalty through personal delivery methods (i.e., live customer service center, traveling marketing reps and telemarketing unit) ? Has achieved significant scale with installed network of 34,000 insurance agents; 40 dedicated marketing reps for these agents ? Sheffield’s e-commerce suite for independent agents is behind its competitors (e.g., self-serve tools, value-added services) — These tools and services will accelerate agency portal development ? Volume focused business — Weaker presence in selected large-volume states including CA, TX and NY — Underserved markets include accounts >$50K and direct marketing opportunities for accounts <$5K ? Potential risk of state recovery funds[1] — difficult to get bond requirement back once replaced by recovery fund ? Risk of federal, state or local laws loosening mandate for use of surety bonds (i.e., eliminate requirement, unreasonable penalty) [1] State recovery funds are state agencies that go into the bonding business to provide surety guarantees / protection for the public. Sheffield Overview 35

CONFIDENTIAL Corporate Commercial: Market Overview Per Discussion with Sheffield Management Description ? Large commercial products include workers’ compensation bonds, reclamation / coal mining bonds and appeal bonds ? Customers are primarily Fortune 500 and Fortune 1000 companies — Surety susceptible to large losses when corporate defaults rise ? Products distributed through independent agents and brokers ? Surety acts as a contingent unsecured creditor, unless bond is collateralized Selected Market Dynamics ? Traditional large commercial market highly competitive ? Growth in large commercial premiums driven by non-construction contract bonds ? Prices and terms have seen some competitive pressure, particularly for larger sized bonds ($50mm to $100+mm) and selected types of commercial bonds — Currently a capacity constraint for specific large commercial bonds (i.e. appeal bonds) ? Competitors are large commercial lines players including ACE, Travelers, Chubb and Zurich Sheffield Strengths / Advantages ? Remains an opportunistic segment for Sheffield — ability to dial exposure up or down ? Sheffield has maintained a strong financial position throughout the financial crisis given its focus on credit and the benefit of its experience from previous soft markets — Maintains combined ratios of less than 80% — Potential reserve redundancy in this segment Sheffield Challenges / Risks ? Sheffield is a relatively small player compared to the primary competitors — Large commercial is a small portion of total gross premiums written (~$30mm) ? Continuing to rebuild reputation and presence in the large commercial market after significant cut-back in appetite in early 2000 ? Loss experience and results can be volatile — Susceptible to large claims as a result of corporate defaults (e.g., Enron) Sheffield Overview 36

CONFIDENTIAL Total Commercial: Business Overview Gross Premiums Written Large Account Distribution by Bonded Liability Corporate 2005 2010 $100+mm ommercial 12% 21% $100+mm 19% $50mm- $25mm- $50mm- $25mm- $100mm $50mm $100mm Small $50mm 35% 53% 19% 63% Commercial 79% # of Domestic Bonds / Total Policies in Force 2,409 2,594 2,505 2,463 2,373 2,228 2,145 2004 2005 2006 2007 2008 2009 2010 % of Total PIF 98.6% 98.8% 98.8% 98.8% 98.7% 98.7% 98.8% Average Bond Penalty / Policy Limit ($ in thousands) $20.4 $19.9 $19.8 $19.7 $19.2 $19.5 $19.4 $14.7 $14.2 $14.2 $14.1 $14.5 $14.8 $14.9 2004 2005 2006 2007 2008 2009 2010 Commercial Fidelity and Other Source: Company filings, Sheffield management Sheffield Overview 37

CONFIDENTIAL Total Commercial: Key Performance Metrics ($ in millions) Gross Premiums Written $171.5 $168.9 $169.3 $166.2 $166.0 $166.9 2005A2006A 2007A 2008A 2009A 2010A Underwriting Income $46.6 $44.0 $39.8 $36.0 $29.2 $27.9 2005A 2006A 2007A 2008A 2009A 2010A Underwriting Ratios Claims Over $5 Million 82.3% 76.6% 83.6% $104.5 70.1% 73.0% 77.8% $5.5 55.9% 54.0% 55.1% 57.1% 57.6% 56.8% Superior $54.4 National $54.7 25.8% 24.6% 24.6% 23.3% 25.2% $40.6 19.0% Enron 26.8% 19.0% 22.7% 25.0% 19.0%$27.0 14.3% $44.6 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 2005A 2006A 2007A 2008A 2009A 2010A AY Loss Ratio CY Loss Ratio Exp. Ratio Combined Ratio 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Source: Company filings, Sheffield management Sheffield Overview 38

CONFIDENTIAL Total Contract: Market Overview Per Discussion with Sheffield Management Description ? Contract surety bonds include bid bonds, performance bonds, payment bonds, maintenance bonds and service bonds ? Customer segmentation based on contractor work program: “Fast Track” “The Gap” Branch “Jumbo” Program Size < $500K $500K — $1M >$1M — $250M >$250M Market Size (Surety Assoc.) $100M $250M $2B $1B Sheffield GPW $25M $5M $260M $10M ? Underwriting based largely on credit quality of contractors and sub-contractors; underwriting of smaller-sized programs (i.e., <$500K) based on algorithm and personal credit reports ? Average length of contract bonds are approximately 1-year Selected Market Dynamics ? Stringent underwriting terms and conditions have persisted through the financial crisis, with minimal to no change in rates ? Exposure to losses has continued to be minimal — Credit quality of contractors has improved — at the onset of financial crisis, contractors had ample cash on hand, reduced overhead and postponed new equipment purchases ? Contract surety has benefited from public sector construction (supported by government stimulus), however, lag in private sector construction has led to erosion in premiums ? Intense competition at all levels below the jumbo market — Competition increases as size of contractors decrease — Lack of capacity in the jumbo market — competitors include Travelers, Liberty, Chubb and Zurich Sheffield Strengths / Advantages ? Strong reputation / brand as dedicated, monoline surety writer — National reach with regional underwriting capabilities through 37 branch offices across the U.S. ? Focuses on “Fast Track” and branch contract, however has the flexibility to play across the market — Sheffield market share: 13% (branch) and 25% (“Fast Track”) ? Focuses predominately on public sector contracts — minimal impact from slowdown in residential construction ? Firmly entrenched with “installed base” of contractors — Knowledge of thousands of contractors from years of credit modeling, u.w. due diligence, monitoring of contractors — High persistency rates with clients given high switching costs ??“Reverse flow”?[1]?business showing strong growth / momentum [1] Reverse flow market includes foreign companies requiring surety bonds in the United States. [2] “Co-surety” or joint-insurer accounts include other sureties in order to manage aggregate exposure. Sheffield Challenges / Risks ? Perceived to be focused on small- to mid-sized accounts — Sheffield building market share in the Northwest / West ? Deterioration in underwriting standards can lead to volatile loss experience ? Concentrated exposure to construction firms — While contract segment has performed well despite the downturn in the U.S. construction market, Sheffield is susceptible to higher frequency of claims and losses if the construction economy encounters continued difficulties
? Competitors turning focus to public sector contracts given lack of private, residential contracts; increases competition in already highly mature customer segments ? Jumbo market historically more difficult given co-surety issues[2] Sheffield Overview 39

CONFIDENTIAL Total Contract: Business Overview Gross Premiums Written[1] Accounts by Type[2] Accounts by Work Program[1] $100mm to $150mm >$150mm Heating / Air 2% 3% International Conditioning 9% 3%$50mm to Not Available General $100mm 11% 6% Construction Other 23% 44% Electrical$10mm to $1mm to 9%$25mm Branch Contract Supplier /$10mm $25mm to 22% 97% 46% Distributor $50mm 7% Road / Bridge 11% 8% # of Domestic Bond / Total Policies in Force 33.0 32.0 30.0 30.0 31.0 29.0 26.0 2004 2005 2006 2007 2008 2009 2010 % of 1.4% 1.2% 1.2% 1.2% 1.3% 1.3% 1.2% Total PIF Source: Company filings, Sheffield management [1] Pie charts based on data for YTD as of December 31, 2010. [2] Pie chars based on data for YTD as of June 30, 2010. Average Bond Penalty / Policy Limit ($ in thousands) $1,181 $1,192 $1,237 $1,150 $1,286 $1,011 $924 2004 2005 2006 2007 2008 2009 2010 Sheffield Overview 40

CONFIDENTIAL Total Contract: Key Performance Metrics ($ in millions) Gross Premiums Written $285.2 $305.7 $300.3 $270.8 $266.8 $248.7 2005A 2006A 2007A 2008A 2009A 2010A Underwriting Income $115.6 $86.2 $79.2 $55.0 $37.3 $(28.6) 2005A 2006A 2007A 2008A 2009A 2010A Underwriting Ratios Claims Over $5 Million 114.8% $115.2 83.8% 78.8% 67.7% $29.7 68.5% 60.0% 55.7% 53.2% 53.5% 52.9% 53.8% Dick Corp 59.7% 53.3% 30.4% 25.6% 31.9% 32.5% 32.1% $85.5 54.9% $54.8 28.1% 25.6% 14.7% 14.7% $35.6 $29.9 $28.4 $26.2 -0.1% $5.1 $8.3 $6.6 $6.2 2005A 2006A 2007A 2008A 2009A 2010A $0.0 $0.0 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 AY Loss Ratio CY Loss Ratio Exp. Ratio Combined Rati ource: Company filings, Sheffield management. Sheffield Overview 41

CONFIDENTIAL Sheffield Capital and Reserve Position ($ in millions) CAGR / 12/31/06 12/31/07 12/31/08 12/31/09 12/31/10 Average Reserve for Losses and Loss Expenses $434 $473 $429 $406 $389 (2.7)% 1 5 5 46 54 76 NA Reserve Development — Favorable Statutory Surplus 349 442 555 679 826 24.0% NPW / Average Surplus 1.3 x 1.0 x 0.9 x 0.7 x 0.6 x 0.9 x Debt $31 $31 $31 $31 $31 0.2% GAAP Equity 566 668 767 923 1,069 17.2% Debt / Total Capital 5.1% 4.4% 3.9% 3.2% 2.8% 3.9% 2 260.0% 285.0% 316.0% 417.7% 503.4% 356.4% BCAR 3 $35 $44 $55 $67 $68 18.1% Treasury Limit ? Sheffield has access to Fullerton’s Treasury underwriting limitations through a surety quota share treaty between Sheffield and Fullerton. From July 1, 2010 through June 30, 2011, the underwriting limitations of Fullerton utilized under the quota share treaty total $892.1mm Source: SNL Financial, Company fillings, Sheffield management 1 Reserve development for the year to date period. 2 BCAR for 12/31/10 is estimated per Sheffield management. 3 The U.S. Department of Treasury underwriting limitations are based on an insurer’s statutory surplus. The maximum size (net retention) of a single federal surety bond is 10% of statutory surplus. Sheffield Overview 42 CONFIDENTIAL Sheffield Investment Portfolio Overall Composition and Fixed Income Portfolio Breakdown — As of December 31, 2010 ($ in millions)
? Pre-tax net unrealized gain of $59.5mm at December 31, 2010 ? If interest rates increased by 100 basis points, there would be a net decrease of approximately $71mm in the fair value of Sheffield’s investment portfolio Investment Composition Short Term Investments MBS / 4% ABS/ Government & Agency CMBS 2% 9% Equity 0% Corporate Municipal 33% 53% Total: $1,459 Fixed Income %: 96.2% Average Yield: 3.2% (4.0% pre-tax) ource: Company fillings, Sheffield management 1 Adjusted for estimated duration of municipal bonds Fixed Income Portfolio Maturity Credit Below BBB 2.7% ABS BBB 3.0% 2.2% 1-5 years AAA 7.0% A 26.9% 25.7% 5-10 years >10 years 3.0% 57.0% AA 42.5% Total: $1,404 Total: $1,404 Average Duration[1]: 4.23 Years Weighted Average Credit Quality: AA- Sheffield Overview 43